Cheviot


Contact:  Thomas J. Linneman                              For immediate release
          513-661-0457



      Cheviot Financial Corp. Reports Third-Quarter and Nine Month Earnings


CINCINNATI, Ohio - October 24, 2007 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the third fiscal quarter of 2007 of $275,000, or $0.03 cents per share compared with net earnings of $437,000, or $0.05 cents per share for the third fiscal quarter of 2006. For the nine months ended September 30, 2007 net earnings totaled $752,000, or $0.08 per share compared with net earnings of $1.3 million, or $0.14 per share for the comparable nine month period in 2006. The earnings per share for the three and nine months ended September 30, 2007 were based on weighted average shares outstanding of 8,903,429 and 9,072,297 as compared with weighted average shares outstanding of 9,191,534 and 9,286,322 for the comparable 2006 periods.

The $162,000 decline in 2007 third quarter net earnings is due to a $97,000 decrease in net interest income after the provision for losses on loans, a decrease in other income of $23,000 and an increase in general, administrative and other expenses of $115,000, which were partially offset by a decrease in the provision for federal income taxes of $73,000.

For the first nine months of 2007, the Company's decline in earnings reflected a reduction of $366,000 in net interest income after the provision for losses on loans, as well as an increase of $463,000 in general, administrative and other expenses, which were partially offset by a $12,000 increase in other income and a decrease of $265,000 in the provision for federal income taxes.

In September 2006, the Company announced a repurchase plan which provided for the repurchase of 5% or 471,140 shares of our common stock. As of September 30, 2007, the Company had purchased 404,434 shares pursuant to the program at an average price of $13.36.

At September 30, 2007, Cheviot Financial Corp. had consolidated total assets of $315.9 million, total liabilities of $247.8 million, including deposits of $215.1 million, and shareholders' equity of $68.2 million, or 21.6% of total assets.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio, as well as one loan production office in West Chester, Ohio.

                                      # # #


Unaudited financial statements follow.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                    September 30,            December 31,
                             ASSETS                                     2007                      2006

Cash and cash equivalents                                          $   5,533                    $   5,490
Investment securities                                                 47,559                       49,463
Loans receivable                                                     248,598                      241,178
Other assets                                                          14,248                       13,649
                                                                   ---------                    ---------
      Total assets                                                 $ 315,938                    $ 309,780
                                                                   =========                    =========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                           $ 215,068                    $ 205,450
Advances from the FHLB                                                30,008                       29,236
Other liabilities                                                      2,674                        2,894
                                                                   ---------                    ---------
      Total liabilities                                              247,750                      237,580

Shareholders' equity                                                  68,188                       72,200
                                                                   ---------                    ---------
      Total liabilities and shareholders' equity                   $ 315,938                    $ 309,780
                                                                   =========                    =========


                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                            Three months ended                 Nine months ended
                                                                               September 30,                      September 30,
                                                                       2007            2006                   2007            2006
Total interest income                                               $ 4,515         $ 4,283               $ 13,270        $ 12,151
Total interest expense                                                2,445           2,131                  7,030           5,560
                                                                    -------         -------               --------        --------
  Net interest income                                                 2,070           2,152                  6,240           6,591

Provision for losses on loans                                            15              -                      15              -
                                                                    -------         -------               --------        --------

  Net interest income after provision for losses on loans             2,055           2,152                  6,225           6,591

Other income                                                            153             176                    411             399
General, administrative and other expense                             1,805           1,690                  5,535           5,072
                                                                    -------         -------               --------        --------

  Earnings before federal income taxes                                  403             638                  1,101           1,918

Federal income taxes                                                    128             201                    349             614
                                                                    -------         -------               --------        --------

      NET EARNINGS                                                  $   275          $  437               $    752        $  1,304
                                                                    =======         =======               ========        ========
Earnings per share - basic and diluted                              $  0.03          $ 0.05               $   0.08        $   0.14
                                                                    =======         =======               ========        ========
